Exhibit 99.1

For Immediate Release

A.P. Pharma Appoints Robert Rosen as Senior Vice President and Chief Commercial Officer

REDWOOD CITY, Calif. – October 18, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today announced the appointment of Robert Rosen as senior vice president and chief commercial officer. Mr. Rosen will oversee all of A.P. Pharma’s commercial activities, including the commercial launch of APF530, the Company’s lead product candidate for the prevention of chemotherapy-induced nausea and vomiting, if approved. Mr. Rosen also will continue to serve as a director of the Company.

“We are delighted to bring Robert on to the A.P. Pharma management team,” stated John Whelan, president and chief executive officer. “Robert’s deep and extensive experience commercializing oncology drugs will be instrumental as we enter the commercialization phase of the Company.”

From 2005 to 2011, Mr. Rosen served as global head of oncology at Bayer HealthCare, where he was responsible for the development of the global oncology business unit for regions that included the Americas, Europe, Japan, and Asia Pacific. During his tenure at Bayer Healthcare, he led the launch of Nexavar for the treatment of renal cell carcinoma and hepatocellular carcinoma. Nexavar’s worldwide sales in 2011 were $1.0 billion. He also led premarket activities for regorafenib for gastrointestinal stromal tumors and colon cancer and alpharadin for prostate cancer. From 2002 to 2005, Mr. Rosen was vice president of the oncology business unit at Sanofi-Synthèlabo, where he was responsible for the development of Sanofi’s U.S. oncology business and the launch of Eloxatin for colon cancer. Eloxatin U.S. sales in 2005, its third full year on the market, were $1.1 billion, ranking it among the industry’s most successful oncology drug launches. Mr. Rosen received a Bachelor of Science degree in Pharmacy from Northeastern University.

“Unfortunately, chemotherapy-induced nausea and vomiting, or CINV, remains a debilitating side effect that can limit the effectiveness of cancer treatment,” stated Mr. Rosen. “I look forward to working with the A.P. Pharma team to help bring APF530, a promising therapeutic option for both acute- and delayed-onset CINV, to physicians and patients worldwide.”

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About APF530

A.P. Pharma’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV, so this indication represents an area of particular unmet medical need. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. This five-day range is designed to cover the delayed phase of CINV, whereas currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma resubmitted its New Drug Application (NDA) for APF530 to the U.S. Food and Drug Administration in September 2012 and has been assigned a Prescription Drug User Fee Act (PDUFA) action date of March 27, 2013. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

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Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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